EXHIBIT 10.1

EXCELLENCE IN INVESTOR RELATIONS

800 Third Avenue 17th FLOOR ( New York, NY 10022

212.838.3777 ( Fax 212.838.4568

WWW.LHAI.COM

November 4, 2005

Mr. Daniel G. Hayes

President & CEO

Enclaves Group, Inc.

45 Knollwood Road

Fifth Floor

Elmsford, NY 10523

Dear Mr. Hayes

This letter confirms the following agreement between our respective companies:

1.

Enclaves Group, Inc. (“Company”) hereby retains Lippert/Heilshorn & Associates, Inc., (“LHA”) effective December 1, 2005 for implementation of Company’s Financial Communications Program (the “Program”).

2.

The services (“Services”) to be performed by LHA on behalf of the Company regarding the Program will include, but are not limited to the services described in the attached (Appendix 1) memorandum entitled “IR Proposal for Enclaves Group, Inc.”, dated November 2, 2005.

3.

The term (the “Term”) of this Agreement shall be the twelve (12) month period commencing December 1, 2005 and ending on November 30, 2006. The Company may elect to delay the commencement date (but no later than February 1, 2005). However, Company may terminate the agreement at anytime after the initial ninety- (90) day period with thirty- (30) day notice. During said thirty- (30) day notice period, the parties shall continue to perform all of their obligations under this Agreement, including Company’s payment of the monthly retainer fee and reimbursement of disbursements under Paragraph 2 hereof.

4.	During the Term, in consideration of the Services, the Company shall pay LHA as outlined in Appendix 1; paragraph entitled “Proposed Fee For Professional Services”.

5.

In the event, LHA is required to perform services outside the scope (Crisis Communications, and/or Special Situations, i.e. M & A) of the agreed upon IR services under Paragraph 2 hereof, LHA with written client approval, will invoice the company at the standard billable hourly rates, as listed in Appendix 3, for the participating principals and staff, as they are required to carry out this task; plus expenses.

6.

The Company shall be responsible for all reasonable and necessary expenses and disbursements (collectively “Expenses”) made by LHA on its behalf, including but not limited to long distance telephone calls and in-house expenses (see Appendix 2). All LHA Partner air travel, scheduled longer than two (2) hours, will be “Business Class”. At the end of each month, LHA shall invoice the Company and each invoice shall itemize all Expenses and the Company shall reimburse LHA for them. LHA’s invoices to the Company will be dated as of the 1st of each month and are due and payable within 30 days.

7.

Recognizing that LHA’s most highly valued resource is its professional staff, the Company agrees that it shall not employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by LHA without prior written consent of LHA partners. This limitation would expire two (2) years after the employee has left LHA. The liquidated damages due to LHA shall be three (3) times the last annualized total compensation paid by LHA to any such person in addition to relief at law or in equity. In return, LHA agrees not to employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by Company without prior written consent of Company. This limitation would expire two (2) years after employee has left Company. The liquidated damages due to Company shall be three (3) times the last annualized total compensation paid by Company to any such person in addition to relief at law.

8.

LHA acknowledges its responsibility to use reasonable efforts to preserve the confidentiality of any information disclosed by Company on a confidential basis to LHA, except for disclosures required by court order, subpoena or other judicial process.

9.

All materials produced by LHA on behalf of the Company are the Company’s property and all rights in such materials are hereby granted to the Company by LHA. However, such materials will not be sent to the Company until LHA’s receipt of final payment of all amounts invoiced by it to the Company, subject to Company’s right to question expenses. These materials include all print collateral, and electronic documents such as fax lists and email lists.

10.

Company understands and acknowledges that LHA will rely upon the accuracy of all information (“Information”) provided to it by Company. Company shall have full responsibility and liability to LHA for such Information and Company shall indemnify and hold LHA harmless from and against any demands, claims, judgments and liabilities related thereto (collectively “Claims Against LHA”). Company shall reimburse LHA for amounts payable by LHA in settlement of or in payment of any Claims Against LHA resulting from LHA’s use of the Information and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney’s fees and costs of defending Claims Against LHA; provided that the Company is given reasonable notice of such Claims by LHA and elects in writing addressed to LHA to assume the defense of such Claims, subject to LHA’s agreement to settle or pay any such claims.

11.

LHA understands and acknowledges that it will only utilize the Information in connection with its Services and LHA hereby assumes full responsibility and liability to the Company for such utilization. LHA shall have full responsibility and liability to Company for using the Information accurately in connection with its Services and LHA shall indemnify and hold the Company harmless from and against any demands, claims, judgments and liabilities related thereto (collectively “Claims Against The Company”). LHA shall reimburse the Company for amounts payable by the Company in settlement of or in payment of any Claims Against the Company resulting from LHA’s negligent use of the Information in connection with the Services and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney’s fees and costs of defending Claims Against the Company; provided that LHA is given reasonable notice of such Claims by the Company and elects in a writing addressed to LHA to assume the defense of such Claims, subject to the Company’s agreement to settle or pay any such claims.

12.

This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter here of and all prior contemporaneous understandings; negotiations and agreements are merged herein.

13.

The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.

14.	A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.

15.	The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

16.

Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

If the foregoing correctly states our understandings, please execute the enclosed two copies of this Agreement in the spaces provided for your signature below and return one copy to the undersigned. We look forward to a long and mutually successful relationship with your exciting company.

Very truly yours,

LIPPERT/HEILSHORN & ASSOCIATES, INC.

By: /s/ Keith L. Lippert

Keith L. Lippert

By: /s/ John W. Heilshorn

John W. Heilshorn

Agreed to and Approved

this 7th day of November, 2005.

Enclaves Group, Inc.:

By: /s/ Daniel G. Hayes

Daniel G. Hayes
Its:	President & CEO

APPENDIX 1

EXCELLENCE IN INVESTOR RELATIONS

800 Third Avenue 17th FLOOR ( New York, NY 10022

212.838.3777 ( Fax 212.838.4568

WWW.LHAI.COM

To:	Daniel Hayes
From:	LHA Account Team
Subject:	IR Proposal for Enclaves Group
Date:	November 2, 2005

_____________________________________________________________

It was a pleasure meeting you last Friday and thank you for taking the time to learn about Lippert/Heilshorn’s investor relations capabilities. As discussed in our meeting, we propose constructing a program for Enclaves Group in support of the following objectives:

•	Work with management to lay out an investor relations strategy in keeping with the Company’s achievement of financial and non-financial milestones
•	Develop the investment case and key messages that clearly defines the company’s market opportunity and articulates the key elements of the company’s growth strategy
•	Establish Enclaves Group’s Wall Street identity by developing collateral materials and issuing press releases on a regular basis
•	Build market awareness of Enclaves Group’s investment thesis ahead of anticipated registration of shares
•	Support the company’s listing on an accredited exchange

As the LHA team learns more about Enclaves Group and as developments unfold, we will reexamine both strategies and tactics. Our investor relations programs are custom-designed to suit a client’s circumstances and needs, and we may add or subtract elements from this proposed program. As your partners in investor relations, we are committed to maintaining open channels of communications to ensure that we are always working together toward achieving shared goals.

PHASE ONE

Preliminary Activities

•

As a first step in our engagement, your LHA account Team will thoroughly research Enclaves Group including past public communications, SEC filings, other relevant documents, competition, industry dynamics and more. Then, we will hold an orientation session with the executive team. The purpose of this meeting is to provide LHA with a solid understanding of the building blocks of Enclaves Group’s business, the growth strategy and business model, strengths and weaknesses and IR goals, among other topics.

•

In advance of the meeting LHA will submit an agenda outlining the topics for discussion. After the meeting, we will submit a plan that lays out a timetable of activities we will undertake during the first phase of our relationship.

•

Messages and Positioning – To guide our communication and to ensure that over time we are building and reinforcing the company’s story among all target audiences, together we will develop a set of key investment community messages and desired positioning.

LHA – Enclaves Group Investor Relations Proposal

Collateral Material Development

Upon completion of the due diligence and establishment of the key message set, LHA will review and/or create collateral materials for Enclaves Group to be used in our investor outreach program. These collateral materials will be designed to clearly and concisely articulate the company’s investment thesis; convey a professional image for the company in keeping with current best practice standards; and, properly position the story to maximize attention and interest.

•

Factsheet -- LHA will develop a corporate fact sheet for Enclaves Group that provides an overview of the company, its market opportunity and growth strategy, and highlights reasons to consider the company as an investment opportunity. A one-page, two-sided document, and the fact sheet is an effective tool for soliciting interest in meeting management.

•

Investor Presentation - LHA will work with you to develop a presentation that concisely, effectively and memorably communicates the Enclaves Group story by fleshing out the skeletal presentation of the story contained in the fact sheet.

•

Investor Kit -- LHA will develop materials for inclusion in an information kit with the fact sheet serving as the lead-in document. The investor kit is a valuable tool for providing the information investors need to quickly gain an understanding of the company’s business fundamentals. We send investor kits to prospective investors who are considering meeting with management and to all investors who have agreed to meet with management ahead of the meeting.

•

Website -- Institutional and individual investors alike access the Internet for quick, in depth, company-specific information. LHA will draft the content and coordinate the creation of an IR site for Enclaves Group with an outside vendor. Content will likely include the information investors routinely seek, such as an overview of the company’s business, SEC filings, press releases, and management biographies.

Investor Outreach

•

During the first phase of our program we anticipate arranging between six and ten days of meetings to be held in key financial centers for small cap companies with an emphasis on New York, San Francisco, Southern California and Seattle.

	•	We will assemble lists of target audiences utilizing our proprietary database of investment community contacts, 13-F filings and other sources.
•

We envision targeting small cap funds whose investment criteria match Enclaves Group’s investment fundamentals, particularly funds that manage under $100 million, have an appetite for under-followed, undiscovered ‘gems’ and are receptive to OTC stocks with limited float.

	•	We will arrange meetings with appropriate sources of capital nationwide.
•

We also will consider arranging retail stockbroker luncheons in target markets whereby management can make a presentation in a group setting, and field questions from a select group of pre-screened brokers.

	•	LHA will pre-market the meetings, arrange the itinerary, provide background on individuals/firms where you will be going, and accompany management to certain meetings.

LHA - Enclaves Group Investor Relations Proposal

•

After each set of meetings, we will canvas the meeting participants for their assessment of the Enclaves Group story and the presentation structure and flow, and then submit a memo summarizing our findings and making recommendations, as appropriate.

Press Releases

•

Enclaves Group and your LHA Team will identify activities and accomplishments that warrant public disclosure, and will work to position the news to support our core messages and positioning. This includes quarterly earnings announcements, as well as other material and opportunistic announcements. Enclaves Group and LHA will strategize the content and timing of these releases, with specific roles/responsibilities to be determined, including first drafts, coordinating revisions and distribution.

•

Once a release is finalized, LHA will be responsible for distributing the release via Business Wire and monitoring Dow Jones, Reuters, and Bloomberg to ensure receipt and accurate dissemination. In addition, for particularly important news, LHA will follow up with key investors to assess their reaction to the announcement.

PHASE TWO

Begin implementing programming aimed at driving systematic outreach activities, albeit at a less frenetic pace than envisioned in Phase One.

•

Collateral Materials – We will update the fact sheet and corporate presentation for all key developments and following the reporting of quarterly earnings results. We will also ensure that the investor kit remains current with all developments at the company.

•	Press Releases – We will continue to draft, iterate and issue announcements as described above.
•	Street Outreach – We envision a systematic program of quarterly meetings with members of the investment community in addition to opportunistic meetings to leverage management’s business travel.
•

Each quarter, we will arrange three days of one-on-one meetings with institutional investors. We will expand the geographic reach of the meetings to include Chicago/Milwaukee, Minneapolis and Boston while continuing to arrange meetings in New York, San Francisco, Seattle and Southern California, among others.

	•	As appropriate, we will arrange meetings with sources of capital nationwide.
	•	On the sell-side, we will target analysts at independent research boutiques and broker/dealers that cover micro-cap emerging growth companies.

ONGOING ACTIVITIES

•	Investor inquiries - LHA is well respected on Wall Street as being a credible information provider on behalf of its client base. LHA will be the initial point of contact for all investors.

•

Information Fulfillment -- LHA will handle all mail information requests. Even with the Internet, many investors still request hard copies of materials. LHA has a full service mail room which can handle these requests in a timely manner.

•

Strategic Counsel – In all that we do, it is incumbent on your LHA Team to keep our eye on the big picture, to counsel management on activities and opportunities, and to effectively handle unexpected issues – all on a consistent basis.

•	Creative Thinking – Along with being strategic, we strive to bring a creative component to our work. While oftentimes Wall Street operates in a highly prescribed, somewhat predictable way,

LHA - Enclaves Group Investor Relations Proposal

there are opportunities for creativity that help our message to stand out and make the Enclaves Group story memorable. As we establish a better understanding of your Company, we will challenge ourselves for fresh thinking – in particular as it relates to conference calls and collateral.

•

Issues Management – The list of potential “crisis” situations is extensive, and includes problems with marketed products, missed Street estimates, lawsuits and much more. While it is not practical to prepare for all possible crisis situations, rest assured that your LHA account Team – indeed the resources of our entire firm – stands ready to provide strategic and tactical support should such a situation arise.

•

After the end of each calendar quarter, LHA will provide Enclaves Group with an activity report detailing the activities for the quarter, and evaluating the shareholder base and valuation of the company. To ensure that we are constantly fine tuning our program to take into account recent company events and current market conditions, the Activity Report will also propose a strategy and game plan for the following quarter.

Proposed Fee for Professional Services

“As proposed we envision a quick and aggressive start to the program to create interest in the Enclaves Group Story followed by a program focused on systematic outreach activities. LHA and Enclaves Group would agree as follows:

(a)	Initial Period.	Ninety (90) days from commencement.

(b)	Commencement. Enclaves Group would designate a date for commencement of services by LHA, not earlier than December 1, 2005, and not later than February 1, 2006.

(c)

Monthly Fee. Enclaves Group would pay LHA a monthly fee in arrears from the commencement date in the amount of Fourteen Thousand Dollars ($ 14,000). This fee is the base fee for all services but separate from reimbursement of customary out-of-pocket expenses and the Warrants.

(d)

Continued Period. From and after the Initial Period the agreement would continue, subject to termination by either party with thirty (30) days advance notice, for a period of nine (9) months and thereafter renewed on terms to be agreed.

(e)

Warrants. As additional consideration for services to Enclaves Group it will grant LHA designees with the monthly fee each month anti-dilution protected warrants for common stock of Enclaves Group as follows:

(i)	for each month in the Initial Period Forty Five Thousand (45,000) warrants at $ 0.40 / share; and

(ii)	for each month in the Continued Period Forty Five Thousand (45,000) warrants at $ 0.65 / share;

provided that Enclaves Group shall include sufficient shares of stock for twelve (12) months of compensation in its registration to be filed under its existing

LHA - Enclaves Group Investor Relations Proposal

equity line facility from Cornell Capital, and use best efforts to obtain registration of such warrants;

provided further that the warrants shall be deemed earned on the first day of the applicable month; and

provided further that the warrants may be exercised as a net exercise exchanging the warrants for stock shares equal to number of shares assuming immediate sale of shares at the market price to fund the exercise price; and

provided further that the warrants shall set forth anti-dilution provisions; and

provided further that the warrants must be exercised not later than the third anniversary of issuance; and

provided finally that the warrants will be limited on exercise in the twelve (12) months after commencement to not more than fifty thousand (50,000) warrants in any thirty (30) day period, with no limitations thereafter.”

Throughout the term of our relationship, Enclaves Group will reimburse LHA for customary out-of-pocket expenses (i.e., commercial newswire distribution, phone, fax, etc.) billed at cost and reflective of any LHA vendor discount.

We are eager and prepared to start the program immediately, and look forward to your response.

LHA - Enclaves Group Investor Relations Proposal

THE ENCLAVES GROUP ACCOUNT TEAM:

John W. Heilshorn - Partner/New York Office

John W. Heilshorn joined LHA in September of 1984, was named a Partner of the firm in 1991, and has since contributed significantly to the organization’s success. In particular, his early work with overseas high-technology clients helped build LHA’s reputation in that sector and forged lasting relationships with institutional investors. Mr. Heilshorn maintains a high level of involvement in the firm’s technology and communications business, in addition to his healthcare responsibilities. Mr. Heilshorn is a thought leader on a broad range of investor relations topics and speaks regularly at NASDAQ and NIRI (National Investor Relations Institute) events across the country. Prior to joining LHA, Mr. Heilshorn was a registered investment advisor for Merrill Lynch.

He serves on the Board of Advisors for Main Street Resources, a venture capital firm, a member of the Executive Counsel of the University Club in New York, chairman of the capital steering committee for Madison Avenue Presbyterian Church, a member of the New York Angler’s Club and Hollenbeck Club.

He holds a BA in Government from Lawrence University.

Jody Burfening - Managing Director, Principal/New York Office

Jody Burfening leads a team of account professionals who represent a broad universe of companies from a range of sectors including Software, Telecommunications, and Semiconductor Equipment.

Prior to joining LHA in 1996, Ms. Burfening worked on mergers and acquisitions with in-house groups at W.R. Grace and PepsiCo, and equity valuations at Houlihan, Lokey, Howard & Zukin. Ms. Burfening earned an MBA from the Wharton School of Business. She holds an MA in International Relations from the University of Chicago and a BA from Wheaton College. She is also a member of the National Investor Relations Institute (NIRI). In her spare time she enjoys playing tennis, going to the theater, traveling, and any activity that touches on her passion for Medieval/Renaissance history.

Chris Witty – Assistant Vice President/New York Office

Chris Witty has over 10 years experience in equity research, investor relations, corporate finance, strategic planning, and M&A.

Prior to joining LHA in 2004, Mr. Witty was the assistant treasurer at Star Gas Partners, where he managed various activities in investor relations, corporate planning, and capital markets. Before Star Gas, he spent several years in equity research at such well-known firms as Lazard Fréres, UBS Warburg, and Goldman Sachs, prior to which he served in several senior finance and M&A positions at Delphi Automotive and General Motors.

Mr. Witty has both an MBA and Masters in Asian Studies from the University of Virginia, where he also received his BA. He enjoys travel and outdoor activities, while being actively involved as a relatively new resident in Harlem.

Chenoa Taitt - Vice President, Media Relations/New York Office

Chenoa Taitt joined LHA in 2000, and is in charge of the firm’s Financial Media team. As such, she is responsible for the development of strategic media programs, media counsel, press outreach, and corporate positioning for the company’s client base. Ms. Taitt’s efforts have focused on media-relations initiatives surrounding mergers and acquisitions, product launches, initial public offerings, earnings announcements, FDA approvals, and related event-driven news.

LHA - Enclaves Group Investor Relations Proposal

Prior to joining LHA, Ms. Taitt worked for The MWW Group, the nation’s 18th largest public relations and marketing communications firm. While at MWW, she worked for both the public affairs and investor relations departments. She began her career in public relations as a Media Director for the Morris County Historical Society in Morristown, N.J.

Ms. Taitt received a BA in Communications from Seton Hall University. She enjoys sports, writing, reading, and art.

LHA - Enclaves Group Investor Relations Proposal

APPENDIX 2

M E M O R A N D U M

TO:	CLIENTS

FROM:	LIPPERT/HEILSHORN & ASSOCIATES, INC.
ACCOUNTING DEPARTMENT

SUBJECT:	IN-HOUSE EXPENSES

LHA provides documentation, in the form of receipts and back up, for all expenses incurred by Third-Party Vendors utilized on clients’ behalf. In house expenses, including photocopying, local telephone, mailing list maintenance, and access to Bloomberg Business News on-line service are expenses, which are, incurred monthly by LHA on clients’ behalf. The following is an explanation of these expenses for which documentation is not provided in monthly invoices.

Photocopying

Photocopying costs are charged to clients at the rate of $0.15 per sheet of standard white paper and $0.20 per sheet of LHA bonded letterhead. This rate covers the costs of paper, machinery and photocopier operator utilized in the production of client informational kits, distribution of press releases, press articles, etc.

Local Telephone

Local telephone costs are charged to clients on a pro rated weighted basis. The partner’s weighting of the average is determined by the client’s activity during the billing period. These activities pertain to investor inquiries, telemarketing press releases, conference call marketing and investor meetings.

Bloomberg Business News Service

On-line access to Bloomberg Business News Service is allocated to clients at a rate of $150.00 per month.

Third - Party Vendors

Due to the volume of business LHA provides to its vendors, the agency has been successful in obtaining volume discounts.

APPENDIX 3

Listed below, are the hourly rates for LHA Principals and Staff whom, if required, will perform services outside of the scope of IR services outlined in Paragraph 2 of this Agreement:

•	Partner: $350
•	Managing Director/Group Leader $285
•	Senior Vice President $255
•	Vice President: $225
•	Assistant Vice President: $205
•	Senior Account Executive: $185
•	Account Executive: $135